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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO. 2
                                       TO

                                SCHEDULE 14D-9/A

               SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO
            SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

                            SMARTFLEX SYSTEMS, INC.
                           (NAME OF SUBJECT COMPANY)

                            SMARTFLEX SYSTEMS, INC.
                      (NAME OF PERSON(S) FILING STATEMENT)

                         COMMON STOCK, $.0025 PAR VALUE
                         (TITLE OF CLASS OF SECURITIES)

                                   83169K108
                    ((CUSIP) NUMBER OF CLASS OF SECURITIES)

                               WILLIAM L. HEALEY
                     PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                             CHAIRMAN OF THE BOARD
                             14312 FRANKLIN AVENUE
                            TUSTIN, CALIFORNIA 92781
                                 (714) 838-8737
                 (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
                AUTHORIZED TO RECEIVE NOTICE AND COMMUNICATIONS
                  ON BEHALF OF THE PERSON(S) FILING STATEMENT)

                                   COPIES TO:

                              NICK E. YOCCA, ESQ.
                       STRADLING, YOCCA, CARLSON & RAUTH
                      660 NEWPORT CENTER DRIVE, SUITE 1600
                        NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 725-4000

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     This Amendment No. 2 amends Items 8 and 9 of the
Solicitation/Recommendation Statement on Schedule 14D-9 (as amended, the "Schedule 14D-9") of SMARTFLEX SYSTEMS, INC., a Delaware corporation (the "Company"), filed with the Securities and Exchange Commission on July 14, 1999, relating to a tender offer by SSI Acquisition Corp., a Delaware corporation (the "Purchaser"), a wholly-owned subsidiary of Saturn Electronics & Engineering, Inc., a Michigan corporation ("Saturn"), for all of the outstanding shares of Common Stock, $.0025 par value, of the Company. Unless otherwise stated herein, the capitalized terms used but not defined herein shall have the same meaning as set forth in the Schedule 14D-9.

ITEM 8.  ADDITIONAL INFORMATION TO BE FURNISHED.

     (a) Each of the Company's directors and executive officers who are parties to the Stockholder Agreements filed a Statement on Schedule 13D. The Statement on Schedule 13D is incorporated by reference.

ITEM 9.  MATERIAL TO BE FILED AS EXHIBITS.

     20  Statement on Schedule 13D (without exhibits).

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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          SMARTFLEX SYSTEMS, INC.

                                                 /s/ WILLIAM L. HEALEY

                                          --------------------------------------
                                          Name: William L. Healey
                                          Title:   Chairman of the Board,
                                                   President
                                              and Chief Executive Officer

Date: July 26, 1999

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                                 EXHIBIT INDEX

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
    20     Statement on Schedule 13D (without exhibits)